EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-07225, 333-39948, 333-106394, 333-118140, 333-141577, 333-161378, and 333-156010 on Form S-8 and Registration Statement Nos. 333-156009 and 333-166776-09 on Form S-3 of our reports dated February 28, 2014, relating to the financial statements of Newpark Resources, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Newpark Resources, Inc. and subsidiaries for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

February 28, 2014